Exhibit 4.5

Execution Version

SUPPLEMENTAL INDENTURE NO. 2

Dated as of September 14, 2026

5.750% Notes due 2036

SUPPLEMENTAL INDENTURE NO. 2, dated as of September 14, 2026, among FedEx Corporation, a Delaware corporation (the “Company”), and Federal Express Corporation, a Delaware corporation, Federal Express Europe, Inc., a Delaware corporation, Federal Express Holdings S.A., LLC, a Delaware limited liability company, Federal Express International, Inc., a Delaware corporation, and FedEx Office and Print Services, Inc., a Texas corporation (collectively, the “Guarantors”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of the date hereof (as amended or supplemented from time to time, the “Indenture”), to provide for the issuance by the Company from time to time, and the guarantee by the Guarantors, of the Company’s debt securities;

WHEREAS, the Company, the Guarantors, the Trustee and U.S. Bank Europe DAC, UK Branch, as paying agent, have executed and delivered Supplemental Indenture No. 1, dated as of the date hereof;

WHEREAS, Section 15.01(a) of the Indenture permits execution of supplemental indentures without the consent of any Holders for the purpose of adding to the covenants of the Company or any Guarantor for the benefit of the Holders of all or any series of Securities so long as such supplemental indenture states that such covenant is expressly being included solely for the benefit of one or more particular series of Securities;

WHEREAS, Section 15.01(p) of the Indenture permits execution of supplemental indentures without the consent of any Holders for the purpose of establishing the form or terms of Securities of any series as permitted by Section 3.01 of the Indenture;

WHEREAS, the entry into this Supplemental Indenture No. 2 by the parties hereto is authorized by the provisions of the Indenture;

WHEREAS, the Change of Control Repurchase Event (as defined herein) covenant, as set forth below, is expressly being included solely for the benefit of the Notes (as defined herein); and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and under the Indenture, duly issued by the Company and to make this Supplemental Indenture No. 2 a valid and legally binding agreement of the Company and the Guarantors, in accordance with the terms hereof and thereof, have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders, the Company, the Guarantors and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

Article 1

RELATION To THE INDENTURE; DEFINITIONs AND OTHER PRovIsIoNs OF GENERAL APPLICATION

Section 1.01. Relation to the Indenture. This Supplemental Indenture No. 2 constitutes an integral part of the Indenture.

Section 1.02. Definitions and Other Provisions of General Application. For all purposes of this Supplemental Indenture No. 2 unless otherwise specified herein:

(a)    all terms defined in this Supplemental Indenture No. 2 which are used and not otherwise defined herein shall have the meanings they are given in the Indenture; and

(b)            the provisions of general application stated in Section 1.01 of the Indenture shall apply to this Supplemental Indenture No. 2, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Supplemental Indenture No. 2 as a whole and not to the Indenture or any particular Article, Section or other subdivision of the Indenture or this Supplemental Indenture No. 2.

Article 2

THE SERIES OF NOTES

Section 2.01. Title. There shall be a series of Securities designated the 5.750% Notes due 2036 (the “Notes”).

Section 2.02. Principal Amounts. Subject to Section 2.10, the initial aggregate principal amount of the Notes that may be authenticated and delivered under this Supplemental Indenture No. 2 shall not exceed $1,100,000,000 (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 3.04, 3.06, 3.07, 4.06 or 15.05 of the Indenture and except for any Notes which pursuant to Section 3.03 of the Indenture are deemed never to have been authenticated and delivered hereunder).

Section 2.03. Stated Maturity Date. The entire outstanding principal amount of the Notes shall be payable on September 30, 2036, subject to Section 2.06 and Section 3.02 of this Supplemental Indenture No. 2.

Section 2.04. Interest. The Notes will bear interest at the rate of 5.750% per annum. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes will be payable semi-annually in arrears on March 30 and September 30, commencing March 30, 2027, and ending on the date of maturity, to the Persons in whose names the Notes are registered on the preceding March 15 and September 15 (whether or not that date is a Business Day), respectively.

Section 2.05. Defeasance and Discharge; Covenant Defeasance. The provisions of Article XIII of the Indenture shall apply to the Notes.

Section 2.06. Optional Redemption. Prior to June 30, 2036 (three months prior to the Stated Maturity Date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

1)	(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities - Treasury constant maturities - Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life - and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the applicable procedures of DTC) at least 10 days but not more than 60 days before the Redemption Date to each holder of the Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of such Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by a depositary, the redemption of the Notes shall be done in accordance with the policies and procedures of DTC.

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at the Company’s discretion, the date of redemption may be delayed until such time (including more than 60 days after the notice of redemption was given) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the date of redemption, or by the date of redemption as so delayed.

Unless the Company defaults in payment of the Redemption Price, on and after the date of redemption, interest will cease to accrue on the Notes, or portions of the Notes, called for redemption.

Section 2.07. Form of Notes. The Notes shall be represented by one or more Global Securities. The Notes shall be in the form of Exhibit A attached hereto. The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.08. Sinking Fund; Open Market Purchases. The Notes shall not be subject to a sinking fund. The Company or any of its Affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Section 2.09. Additional Amounts. The provisions of Section 6.07 of the Indenture shall not apply to the Notes.

Section 2.10. Amount Not Limited. The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture, as supplemented from time to time, shall not be limited. The Company may, without the consent of the Holders or the Trustee, increase the principal amount of Notes by issuing additional Notes. The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single series or class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions; provided that, if any such additional Notes are not fungible with the existing Notes for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP/ISIN number, common code or other identifying number.

Article 3

CHANGE OF CONTROL REPURCHASE EVENT

Section 3.01. Intended Beneficiary; Definitions.

(a)    The provisions of this Article 3 shall be applicable only to, and are solely for the benefit of Holders of, the Notes and to no other Security.

(b)    For purposes of this Supplemental Indenture No. 2:

“Below Investment Grade Ratings Event” means, with respect to the Notes, on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earlier of (1) the occurrence of a Change of Control, or (2) the public announcement of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control, the Notes are rated below Investment Grade by each and every Rating Agency. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm, or inform the Trustee in writing at the Company’s request, that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than (1) the Company or any Subsidiary, (2) any employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, or (3) any underwriter temporarily holding Voting Stock of the Company pursuant to an offering of such Voting Stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event with respect to the Notes.

“Investment Grade” means, with respect to Moody’s, a rating of Baa3 or better (or its equivalent under any successor rating categories of Moody’s); with respect to S&P, a rating of BBB- or better (or its equivalent under any successor rating categories of S&P); and, with respect to any additional Rating Agency or Rating Agencies selected by the Company, the equivalent investment grade credit rating.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 3.02. Change of Control Repurchase Event.

(a)    If a Change of Control Repurchase Event occurs with respect to the Notes, except to the extent the Company has exercised its right to redeem the Notes pursuant to the redemption terms of the Notes, the Company will make an offer to each Holder of the Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price (the “Repurchase Price”) in cash equal to 101% of the aggregate principal amount of such Notes repurchased plus any accrued and unpaid interest on such Notes repurchased to, but not including, the Repurchase Date (as defined herein).

(b)    Within 30 days following a Change of Control Repurchase Event or, at the Company’s option, prior to a Change of Control, but after the public announcement of such Change of Control, the Company will mail or electronically deliver, or cause to be mailed or electronically delivered, or otherwise transmit in accordance with the procedures of DTC, a notice to each Holder of the Notes, with a copy to the, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice (such offer, the “Repurchase Offer” and such date, the “Repurchase Date”), which Repurchase Date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures described in such notice. The notice shall, if mailed or delivered prior to the date of consummation of the Change of Control, state that the Repurchase Offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the Repurchase Date.

(c)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(d)    On the Repurchase Date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

 (i)     accept for payment all Notes or portions of Notes properly tendered pursuant to the Repurchase Offer;

 (ii)    deposit with the Trustee or with such paying agent as the Trustee may designate an amount equal to the aggregate Repurchase Price for all Notes or portions of Notes properly tendered;

 (iii)   deliver, or cause to be delivered, to the Trustee the Notes properly accepted for payment by the Company, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company pursuant to the Repurchase Offer; and

 (iv)   deliver, or cause to be delivered, to the Trustee, for authentication by the Trustee, any new Notes required to be issued pursuant to Section 3.02(e) below, duly executed by the Company.

(e)    Upon receipt by the Trustee from the Company of a notice setting forth the Repurchase Price and the Notes properly tendered and accepted for payment, the Trustee will promptly mail or electronically deliver, or cause the Paying Agent to promptly mail or electronically deliver, or otherwise deliver in accordance with the procedures of DTC to each Holder of such Notes, or portions of such Notes, properly tendered and accepted for payment by the Company the Repurchase Price for such Notes or portions of such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each such Holder a new Note, as applicable, duly executed by the Company equal in principal amount to any unrepurchased portion of the Notes surrendered, as applicable; provided that each new Note will be in a principal amount equal to $2,000 or integral multiples of $1,000 in excess thereof.

(f)     The Company will not be required to make a Repurchase Offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes or portions of Notes properly tendered and not withdrawn under its offer.

Article 4

MISCELLANEOUS PROVISIONS

Section 4.01. Supplemental Indenture. The Indenture, as supplemented by this Supplemental Indenture No. 2, is in all respects hereby adopted, ratified and confirmed.

Section 4.02. Effectiveness. This Supplemental Indenture No. 2 shall take effect as of the date hereof.

Section 4.03. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.04. Separability Clause. In case any provision in this Supplemental Indenture No. 2 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby.

Section 4.05. Governing Law. This Supplemental Indenture No. 2 shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.06. Execution by the Trustee. The Trustee has executed this Supplemental Indenture No. 2 only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee shall not be responsible for the correctness of the recitals contained herein, which shall be taken as statements of the Company and the Guarantors, and the Trustee makes no representation and shall have no responsibility for, or in respect of, the validity or sufficiency of this Supplemental Indenture No. 2 or the execution hereof by any Person (other than the Trustee).

Section 4.07. Counterparts. This Supplemental Indenture No. 2 may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Facsimile, PDF copies or other electronic transmission of signatures shall constitute original signatures for all purposes of this Supplemental Indenture No. 2 and any enforcement hereof. The words “execution,” signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture No. 2 or any document to be signed in connection with this Supplemental Indenture No. 2 shall be deemed to include Electronic Signatures (as defined herein), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 2 to be duly executed, all as of the day and year first above written.

FedEx Corporation, as Issuer
Attest:
By:	/s/ Alana L. Griffin	By:	/s/ Trampas T. Gunter
Name:	Alana L. Griffin	Name:	Trampas T. Gunter
Title:	Assistant Secretary	Title:	Corporate Vice President, Corporate Development and Treasurer

Federal Express Corporation, as Guarantor
Attest:
By:	/s/ Alana L. Griffin	By:	/s/ Trampas T. Gunter
Name:	Alana L. Griffin	Name:	Trampas T. Gunter
Title:	Assistant Secretary	Title:	Treasurer

Federal Express Europe, Inc., as Guarantor
Attest:
By:	/s/ Alana L. Griffin	By:	/s/ Trampas T. Gunter
Name:	Alana L. Griffin	Name:	Trampas T. Gunter
Title:	Assistant Secretary	Title:	Treasurer

Federal Express Holdings S.A., LLC as Guarantor
Attest:
By:	/s/ Alana L. Griffin	By:	/s/ Trampas T. Gunter
Name:	Alana L. Griffin	Name:	Trampas T. Gunter
Title:	Assistant Secretary	Title:	Treasurer

Federal Express International, Inc., as Guarantor
Attest:
By:	/s/ Alana L. Griffin	By:	/s/ Trampas T. Gunter
Name:	Alana L. Griffin	Name:	Trampas T. Gunter
Title:	Assistant Secretary	Title:	Treasurer

FedEx Office and Print Services, Inc., as Guarantor
Attest:
By:	/s/ Alana L. Griffin	By:	/s/ Trampas T. Gunter
Name:	Alana L. Griffin	Name:	Trampas T. Gunter
Title:	Assistant Secretary	Title:	Treasurer

[Signature Page – Supplemental Indenture No. 2]

U.S. Bank Trust Company, National Association, as Trustee

By:	/s/ Ivy L. Wegener
Name:	Ivy L. Wegener
Title:	Vice President

[Signature Page – Supplemental Indenture No. 2]

Exhibit A

2036 Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH SHALL BE TREATED BY THE COMPANY, THE GUARANTORS, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE NOMINEE OF THE DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE NOMINEE OF THE DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE NOMINEE OF THE DEPOSITARY, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

No. R-[__]	CUSIP No. [__________][1] ISIN No. [__________][2]

FEDEX CORPORATION

5.750% Notes due 2036

Guaranteed as to Payment of Principal, Premium, if any, and Interest
by the Guarantors named in the Indenture Referred to Below

FedEx Corporation, a Delaware corporation (the “Company,” which term includes any successor Corporation under the Indenture), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of US $[______], or such other principal sum as may be indicated on the Schedule of Changes in Outstanding Principal Amount attached hereto, on September 30, 2036 (the “Stated Maturity Date”) and to pay interest thereon from September 14, 2026, or from the most recent “Interest Payment Date” to which interest has been paid or duly provided for, semi-annually in arrears on March 30 and September 30 of each year, commencing March 30, 2027, and ending on the Stated Maturity Date or date of earlier redemption or repurchase as contemplated herein, at the rate of 5.750% per annum, until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, dated as of September 14, 2026, among the Company, the Guarantors referred to in the Indenture and U.S. Bank Trust Company, National Association as Trustee (the “Trustee,” which term includes any successor trustee pursuant to the Indenture), as supplemented by Supplemental Indenture No. 2, dated as of September 14, 2026 (“Supplemental Indenture No. 2”), among the Company, the Guarantors named therein and the Trustee (as so amended and supplemented, the “Indenture”), be paid to the Person in whose name this Note is registered at the close of business on the “Record Date” for such interest, which shall be the preceding March 15 and September 15 (whether or not a Business Day (as defined herein)), respectively. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

The Company will at all times appoint and maintain a Paying Agent (which may be the Trustee) authorized by the Company to pay the principal of and premium, if any, and interest on any Notes of this series on behalf of the Company and having an office or agency in New York, New York and in such other cities, if any, as the Company may designate in writing to the Trustee (the “Place of Payment”) where Notes of this series may be presented or surrendered for payment and where notices, designations or requests in respect for payments with respect to Notes of this series may be served. The Company has initially appointed U.S. Bank Trust Company, National Association as such Paying Agent.

Interest payments on this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months. Interest payable on this Note on any Interest Payment Date and on the Stated Maturity Date or date of earlier redemption or repurchase as contemplated herein will include interest accrued from and including the most recent Interest Payment Date to which interest has been paid or duly provided for (or from and including September 14, 2026, if no interest has been paid on this Note) to but excluding such Interest Payment Date or the Stated Maturity Date or date of earlier redemption or repurchase as contemplated herein, as the case may be.

1 Initial Note: 31428X ED4

2 Initial Note: US31428XED49

If any Interest Payment Date or the Stated Maturity Date or date of earlier redemption or repurchase as contemplated herein falls on a day that is not a Business Day, principal, premium, if any, and/or interest payable with respect to such Interest Payment Date or the Stated Maturity Date, or such date of earlier redemption or repurchase, as the case may be, will be paid on the next succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Stated Maturity Date or date of earlier redemption or repurchase as contemplated herein, as the case may be. “Business Day” means any day other than Saturday, Sunday or other day on which banking institutions in New York or Tennessee are obligated or authorized by law to close.

The principal, premium, if any, and interest payable on this Note will be made by wire transfer of immediately available funds to the Holder hereof in such currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit pursuant to the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

FEDEX CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date of authentication: [    ___________]3

3 Initial Note: September 14, 2026

[REVERSE OF SECURITY]

FEDEX CORPORATION

5.750% Notes due 2036

This Note is one of a duly authorized issue of notes of the Company (herein called the “Notes”), issued pursuant to the Indenture. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern. This Note is one of the series designated on the face hereof, limited in initial aggregate principal amount to $1,100,000,000, except as contemplated in Supplemental Indenture No. 2. Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the Indenture.

The Notes of this series are not subject to any sinking fund.

Prior to June 30, 2036 (three months prior to the Stated Maturity Date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in Supplemental Indenture No. 2) plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at the Company’s discretion, the date of redemption may be delayed until such time (including more than 60 days after the notice of redemption was given) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in the Company’s sole discretion) by the date of redemption, or by the date of redemption as so delayed.

Unless the Company defaults in payment of the Redemption Price, on and after the date of redemption, interest will cease to accrue on the Notes, or portions of the Notes of this series called for redemption.

If a Change of Control Repurchase Event (as defined in Supplemental Indenture No. 2) occurs with respect to Notes of this series, except to the extent the Company has exercised its right to redeem the Notes of this series pursuant to the redemption terms of the Notes, the Company will make an offer, as provided in, and subject to the terms of, Supplemental Indenture No. 2, to each Holder of the Notes of this series to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased plus any accrued and unpaid interest on such Notes repurchased to, but not including, the date of repurchase.

The Notes of this series are fully and unconditionally guaranteed as to the due and punctual payment of the principal, premium, if any, and interest in respect thereof by the Guarantors (the “Guarantees”). The Guarantees are the direct and unconditional obligations of such Guarantors and rank and will rank equally in right of payment and in all other respects with all other unsubordinated obligations of such Guarantors now or hereafter outstanding.

In case an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of (i) the entire indebtedness of this Note or (ii) certain respective covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth therein, which provisions apply to the Notes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of the Securities of each series to be affected pursuant to the Indenture at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Securities of all series affected thereby voting as one class. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company and the Guarantors with certain provisions of the Indenture and certain past defaults pursuant to the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note or Notes issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, places and rate, and in the currency herein prescribed.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of the Transfer Agent, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by, the Holder hereof or its attorney-in-fact duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form without coupons in denominations equal to $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes of this series are exchangeable for the same aggregate principal amount of Notes of this series and of like tenor and authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee, and any agent of the Company, a Guarantor or the Trustee, or the Security Registrar may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Guarantors, the Trustee, or the Security Registrar nor any such agent shall be affected by notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director or employee, as such, past, present or future, of the Company or any Guarantor or of any successor thereto, either directly or through the Company or any Guarantor or any successor thereto, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Schedule 1

SCHEDULE OF CHANGES IN OUTSTANDING PRINCIPAL AMOUNT

The following notations in respect of changes in the outstanding principal amount of this Note have been made:

Date	Initial Principal Amount	Change in Outstanding Principal Amount	New Balance	Notation Made by